UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2011

VERTICAL HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-31275	59-3635262
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

180 Douglas Ave,

Oldsmar, Florida 34677

(Address of principal executive offices) (Zip Code)

Copies to:

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 1, 2011, Vertical Health Solutions, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among OnPoint Medical Diagnostics, Inc., a Minnesota corporation (“OnPoint”), the Company and Vertical HS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VHS (“Merger Sub”). Pursuant to the Merger Agreement, on the closing date of the merger, the Merger Sub will merge with and into OnPoint, which will be the surviving company and a wholly-owned subsidiary of the Company (the “Merger”).

OnPoint was founded to commercialize Magnetic Resonance Imaging Quality Assurance software and technologies developed by the Mayo Clinic. OnPoint is a development stage company leveraging technology and intelligent systems to assist the healthcare industry in delivering high quality medical images in a safe, consistent and efficient manner. These technology and intelligent systems are delivered in a Software-as-a-Service (SaaS) model, deployed in the cloud and exceed the accreditation standards required by law. OnPoint believes its comprehensive software service detects gradual degradation in image quality, saves time and money by improving consistency and reliability, and facilitates proactive preventative maintenance that minimizes unplanned downtime.

As a condition to the Merger Agreement, the Company must complete a reverse stock split of its outstanding shares of common stock on a one-for-164 basis prior to closing of the Merger (the “Reverse Stock Split”), such that immediately prior to the Merger, the Company will have no more than 1,084,756 shares of common stock outstanding. All information contained in this Current Report on Form 8-K assumes completion of the Reverse Stock Split. Pursuant to the Merger Agreement, upon completion of the Merger, the Company will issue an aggregate of 7,143,113 shares of the Company’s common stock (the “Acquisition Shares”) to the shareholders of OnPoint in exchange for 100% of the issued and outstanding capital stock of OnPoint. In addition, up to 2,803,847 shares of the Company’s common stock may be issued upon conversion of outstanding OnPoint promissory notes (at an assumed conversion price of $0.65 per share), up to 264,250 shares of the Company’s common stock may be issued upon exercise of warrants currently issued to purchase OnPoint common stock (at an exercise price of $1.00 per share), and up to 800,000 shares of the Company’s common stock may be issued upon exercise of options currently issued to purchase OnPoint common stock (at an exercise price of $1.00 per share). Of the 7,143,113 Acquisition Shares, 1,000,000 shares will be placed in escrow. Such shares will be released to the OnPoint stockholders in the event the Company completes an aggregate of $1,000,000 of equity financing on or before December 31, 2011. If such financing is not completed on or before December 31, 2011, the 1,000,000 shares will be cancelled.

Upon consummation of the Reverse Stock Split, the holders of certain promissory notes and other Company obligations aggregating $150,000 (the “VHS Promissory Notes”) will convert such notes into 813,567 shares of the Company’s common stock.

The Company’s obligation to complete the Merger is subject to the fulfillment or waiver by the Company of customary conditions contained in the Merger. OnPoints’s obligation to complete the Merger is subject to the fulfillment or waiver by OnPoint of the conditions contained in the Merger Agreement including, but not limited to, the following conditions:

•	the Company shall have completed the Reverse Stock Split;

•	the VHS Promissory Notes shall have been converted into shares of the Company’s common stock;

•	OnPoint shall have completed a private placement pursuant to which it receives gross proceeds of at least $500,000;

•	all outstanding liabilities of the Company shall have been satisfied, other than amounts of up to $50,000;

•	OnPoint stockholders shall have approved the Merger;

•

subject to appropriate filings under the Securities and Exchange Act of 1934, as amended, the current officers and directors of the Company shall have resigned and officers and directors designated by OnPoint shall have been appointed to the Company’s Board of Directors and as officers of the Company.

The Merger Agreement may be terminated by either party if the Merger has not been consummated by March 31, 2011. The Merger Agreement may be terminated by the Company if the representations or warranties provided by OnPoint become inaccurate. The Merger Agreement may be terminated by OnPoint if:

•	The representations or warranties provided by the Company become inaccurate;

•	OnPoint’s due diligence investigation reveals information which varies materially or adversely from the understandings upon which OnPoint agreed to proceed with the Merger;

•	More than 5% of the OnPoint stockholders exercise dissenters’ rights; or

•	The Company has suffered any material adverse change from the date of signing the Merger Agreement

Closing of the transactions contemplated by the Merger Agreement is subject to other customary terms and conditions. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated into this Item by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On February 1, 2011, holders of the outstanding VHS Promissory Notes in the aggregate amount of $150,000 agreed to convert such obligations into 813,567 shares of the Company’s common stock upon effectuation of the reverse stock split.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated February 1, 2011, by and among OnPoint Medical Diagnostics, Inc., Vertical Health Solutions, Inc. and Vertical HS Acquisition Corp.

10.2	Form of Note Amendment Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTICAL HEALTH SOLUTIONS, INC.

Dated: February 7, 2011	By:	/s/ STEPHEN M. WATTERS
Stephen M. Watters
Chief Executive Officer

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